Exhibit 5.1

February 10, 2004

Barclays Bank PLC
200 Park Avenue
New York, NY 10066

Ladies and Gentlemen,

     As Associate General Counsel of Barclays Bank PLC (“Barclays”), I have acted as counsel to Barclays in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 in participation interests in the Barclays Bank PLC U.S. Senior Management Deferred Compensation Plan (the “Plan”), which interests represent unsecured obligations of Barclays to pay deferred compensation in the future in accordance with the Plan.

     In connection with the opinions set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

     Based on the foregoing, it is my opinion that the participation interests being registered pursuant to the Registration Statement, will, when payment is due under the Plan, be valid and binding obligations of Barclays, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors as such law may be applied in the event of the bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation or other similar proceedings with respect to Barclays.

     In addition, the Plan is established and maintained as a top-hat plan for the purpose of providing deferred compensation for a selected group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, it is subject to limited provisions of ERISA (specifically, Parts 1 and 5 of Title I of ERISA) with which Barclays complies.

     I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the reference to me under Item 5, “Interest of Named Experts and Counsel,” of the Registration Statement.

Very truly yours,

/s/  Richard W. Knaub

Richard W. Knaub
Associate General Counsel